UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under §240.14a-12

Cabela’s Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following is an open letter from Mary Cabela that has been made available by Cabela’s Incorporated to its employees:

Oct. 11, 2016

Dear Cabela’s Outfitters,

Our family would like to express our deepest gratitude to all of the people who have been a part of Cabela’s over the years. The employees and customers mean more to us than we can ever say. Together, we have experienced Dick’s humble vision become something much more than a simple business venture.

From the very first person we hired back in the early sixties, my husband, Dick Cabela, believed in surrounding himself with smart and talented people and then letting them do their jobs. That philosophy allowed Cabela’s to become what it is.

Even after Dick’s death, our family continues to trust the people at Cabela’s to do what is best for the company and everyone involved. Though we were not involved in any of the merger discussions, we trust that the Cabela’s leadership has done their jobs to the best of their abilities.

We also have the utmost respect for Johnny Morris and the good people at Bass Pro Shops. We believe their employees, their customers, and their leadership are very similar to those at Cabela’s. Outdoor enthusiasts have always been a tight-knit group of people with similar passions and values and we hope and pray that this merger between two of the outdoor community’s most respected companies will only further enhance the lives of all people who love the outdoors.

Some of the finest people in the world are part of Cabela’s and that gives us optimism for the future. Dick truly believed in surrounding himself with the best people and that ideal is alive and well at all levels of the company. We trust in all Cabela’s associates.

May God bless you all,

Mary Cabela and family

Additional Information Regarding the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Cabela’s Incorporated (the “Company”) or the solicitation of any vote or approval. This communication is being made in respect of the proposed merger transaction involving the Company, Bass Pro Group, LLC (“Bass Pro Group”) and a wholly-owned subsidiary of Bass Pro Group. The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.cabelas.com under the heading “SEC Filings” in the “Investor Relations” portion of the Company’s website. Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (308) 255-7428.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the fiscal year ended January 2, 2016 and Amendment No. 1 thereto, which were filed with the SEC on February 22, 2016 and April 29, 2016, respectively, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.